April 21, 2011

Exhibit 5 and 23.2

Board of Directors

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29640

Re:	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan – Additional Shares

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Computer Software Innovations, Inc., a Delaware corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (the “Plan”), of 650,000 shares of common stock of the Company (the “Common Stock”) in accordance with the terms of the Plan (the “Offering”). We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Common Stock under the Securities Act of 1933, as amended.

We have examined such proceedings, records and documents of the Company as we considered necessary for the purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the State of Delaware.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the aforementioned shares of Common Stock, when issued against payment therefor pursuant to the Offering, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

SMITH MOORE LEATHERWOOD LLP

By:	/s/ William L. Pitman
William L. Pitman, Partner

William L. Pitman | Direct 864.240.2494 | Fax 864.240.2479 | Bill.Pitman@smithmoorelaw.com

Smith Moore Leatherwood LLP • Attorneys at Law

The Leatherwood Plaza 300 East McBee Avenue Suite 500 Greenville, SC 29601 • 864.242.6440 • www.smithmoorelaw.com

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